EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

VEECO AUTHORIZES $100 MILLION SHARE REPURCHASE PROGRAM

Plainview, N.Y., December 11, 2017 — Veeco Instruments Inc. (Nasdaq: VECO) announced that its Board of Directors has authorized the repurchase of up to $100 million of the Company’s outstanding common stock to be completed over the next two years. Repurchases are expected to be made from time to time on the open market or in privately negotiated transactions in accordance with applicable federal securities laws. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions, SEC regulations, and other factors. The repurchases will be funded using the Company’s available cash balances and cash generated from future operations. The program does not obligate the Company to acquire any particular amount of common stock and may be modified or suspended at any time at the Company’s discretion.

“The repurchase program underscores our confidence in longer term growth prospects and our commitment to enhance shareholder value, “said John R. Peeler, Chairman and CEO of Veeco.” We believe our strong balance sheet provides us with the flexibility to execute share repurchases while continuing to invest in R&D and other opportunities to profitably grow our business.”

About Veeco

Veeco (NASDAQ: VECO) is a leading manufacturer of innovative semiconductor process equipment.  Our proven MOCVD, lithography, laser annealing, ion beam and single wafer etch & clean technologies play an integral role in producing LEDs for solid-state lighting and displays, and in the fabrication of advanced semiconductor devices.  With equipment designed to maximize performance, yield and cost of ownership, Veeco holds technology leadership positions in all these served markets.  To learn more about Veeco’s innovative equipment and services, visit www.veeco.com.

Forward-looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Instruments Inc.
Investors:	Media:
Sam Maheshwari	Jeffrey Pina
516-677-0200 x1472	516-677-0200 x1222
investorrelations@veeco.com	jpina@veeco.com